Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Municipal Cash Central Fund, and Fidelity Securities Lending Cash Central Fund, of our reports dated July 8, 2005 and Fidelity Cash Central Fund, of our report dated July 15, 2005 on the financial statements and financial highlights included in the May 31, 2005 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2005